P R E S S   R E L E A S E

                          BROCKER TECHNOLOGY GROUP LTD.
                                   (TSE - BKI)


January 21, 2000

Brocker Technology Group Ltd. is pleased to announce that it has completed a private of Special Warrants, pursuant to which it has raised total proceeds of $11,250,000, through the issuance of 1,800,000 Special Warrants; each Special Warrant may be exchanged for one Common Share of the Corporation. Brocker has undertaken to make its best commercial efforts to file a prospectus to qualify the distribution of the Common Shares issuable upon the exercise of the Special Warrants.

Further information respecting these matters may be obtained by contacting Casey
J. O'Byrne, Chairman of Brocker Technology Group Ltd. at (780) 429-1010.


THE TORONTO STOCK EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED THE INFORMATION CONTAINED HEREIN.


                                        BROCKER TECHNOLOGY GROUP LTD.



                                        Per: Casey O'Byrne
                                             -------------------------
                                             CASEY O'BYRNE